Exhibit 21

List of Subsidiaries of Granite Construction Incorporated

Subsidiary	State of Incorporation	Name Under Which Subsidiary Does Business
Granite Construction Company	California	Bartholomew Construction
California Granite Company
California Granite Construction Company
C.B. Concrete Company
Dayton Materials
Granite Construction Company
Granite Construction Company, Inc.
Granite Construction Company of California
Granite Construction Company of Connecticut
Granite Construction Company of Nebraska
Granite Construction Company of Utah
Granite Construction Supply
Wilder Construction Company